EXHIBIT 21.1

List of GeoMet, Inc. Subsidiaries

GeoMet Operating Company, Inc. (Parent)

Hudson’s Hope Gas, Ltd. (Wholly-Owned)

GeoMet Gathering Company, LLC (Wholly-Owned)

Shamrock Energy LLC (Wholly-Owned effective January 1, 2007)